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                                                                    Exhibit 99.1



Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com                                        www.myriad.com
       -------------------                                        --------------

FOR IMMEDIATE RELEASE
---------------------

               MYRIAD GENETICS SUBMITS CLINICAL TRIAL ON ITS LEAD
                 PROSTATE CANCER DRUG, FLURIZAN(TM), TO THE FDA

Salt Lake City, December 20, 2001 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has submitted a large, multi-center, double-blind, placebo-controlled human clinical trial of its prostate cancer drug, Flurizan (MPC-7869), to the Food and Drug Administration. This new clinical trial is designed to demonstrate the efficacy of Flurizan in prostate cancer patients and will be conducted at approximately 65 sites in the United States.

The Company plans to enroll approximately 400 early-stage prostate cancer patients in the study, which is designed to evaluate systemic disease progression of prostate cancer. In the study, patients will be assigned to one of three regimes (either one of two different doses of Flurizan or placebo). The primary clinical endpoints for the trial include time to metastases and effect on Prostate Specific Antigen (PSA) levels. To date, two Phase I trials and one Phase IIa trial have been completed with Flurizan in healthy volunteers and late-stage cancer patients to date, respectively. These earlier trials with the drug demonstrated encouraging results in safety, bioavailability and pharmacokinetics.

"This clinical trial represents a milestone in the development of Myriad as an integrated biopharmaceutical company," said Peter Meldrum, President of Myriad Genetics, Inc. "We believe that we have the resources and expertise in place to take

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therapeutic products all the way through clinical trials and deliver them to our existing 90 person oncology sales force."

Flurizan affects a key drug target in a novel pathway that appears to be involved in the regulation of NFkB, a transcriptional activator implicated in cancer and inflammatory diseases. Myriad is further elucidating the complete biological pathway around the drug target, upon which Flurizan acts, using its proprietary pathway technologies, including ProNet(R) and ProSpec(TM). Four issued U.S. and foreign patents cover Flurizan and an additional nine patents are pending worldwide.

Marc C. Gittelman, M.D., F.A.C.S., Director, South Florida Medical Research and Medical Director, Uro-Care P.A. said, "There is an enormous unmet medical need in the treatment of prostate cancer. There are more Americans living today with prostate cancer than any other single cancer and there is an urgent need for new, more effective, non-cytotoxic drugs for the treatment of prostate cancer. We look forward to participating in this trial with Flurizan, which showed promise in pre-clinical and clinical studies for the treatment of this potentially life-threatening disease. "

Myriad successfully conducted a Phase IIa clinical trial of Flurizan in late-state prostate cancer patients. That trial was designed to test Flurizan's safety in patients and provide initial information about dosing and effectiveness. Some of the data from this trial was reported at the American Association for Cancer Research conference in New Orleans in March 2001.

MYRIAD'S COMMITMENT TO ONCOLOGY

Myriad has built an integrated organization for therapeutic and predictive medicine product discovery, development and marketing. The Company is committed to the oncology field with standard-of-care cancer predisposition

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products addressing breast cancer, ovarian cancer, colon cancer, uterine cancer and melanoma skin cancer on the market today. A complete customer assistance infrastructure is in place at Myriad to support product marketing, which includes medical billing, insurance reimbursement assistance, medical education and clinical assistance for physicians and counselors by Myriad physicians and counselors. To market its oncology therapeutic and predictive medicine products, Myriad has an 90-person specialty sales force calling on medical and surgical oncologists and other members of cancer care teams in cancer centers, hospitals and physician practices throughout the United States.

PROSTATE CANCER

Prostate cancer is the most frequently diagnosed type of cancer in American men, other than skin cancer. The American Cancer Society estimates that there will be approximately 200,000 new cases of prostate cancer in the United States this year, and that over 30,000 men will die of the disease. Approximately one of every six men will be diagnosed with prostate cancer during his lifetime. There are an estimated 8 million adult males living with prostate cancer in the United States.

ABOUT MYRIAD GENETICS

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established wholly owned subsidiaries, including Myriad Pharmaceuticals, Inc., which develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. which develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Bayer, Eli Lilly, Hitachi, Hoffman-LaRoche, Novartis, Pharmacia, Schering AG, Schering-Plough and Torrey Mesa Research Institute.

The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties, including statements relating to Myriad's ability to take therapeutic products through clinical trials and deliver them to its sales force. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its

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collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. These and other risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001. All information in this press release is as of December 20, 2001, and Myriad undertakes no duty to update this information unless required by law.